Exhibit 21.1

LIST OF SUBSIDIARIES

Company	State of Incorporation or Organization

Cardivan Company(1)	Nevada

Corral Coin, Inc.(1)	Nevada

Corral Country Coin, Inc.(1)	Nevada

E-T-T Enterprises L.L.C.	Nevada

E-T-T, Inc.	Nevada

Flamingo Paradise Gaming, LLC	Nevada

HGI - Lakeside, Inc.	Nevada

HGI - Mark Twain, Inc.	Nevada

HGI - St. Jo, Inc.	Nevada

Market Gaming, Inc.	Nevada

The Sands Regent	Nevada

Zante, Inc. (2)	Nevada

Last Chance, Inc. (2)	Nevada

California Prospectors, Ltd. (3)	Nevada

Plantation Investments, Inc. (2)	Nevada

Dayton Gaming, Inc. (2)	Nevada

(1)             Wholly-owned subsidiary of E-T-T, Inc.

(2)             Wholly-owned subsidiary of The Sands Regent.

(3)             Wholly-owned subsidiary of Last Chance, Inc.